UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of the earliest event reported): January 7, 2009
Valeant Pharmaceuticals International
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-11397 (Commission File Number)	33-0628076 (I.R.S Employer Identification No.)
One Enterprise
Aliso Viejo, California 92656
(Address of principal executive offices) (Zip Code)
(949) 461-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Effective as of January 7, 2009, Anders Lönner was elected by the Board of Directors (the “Board”) of Valeant Pharmaceuticals International (the “Company”) to fill an open Board position in the class expiring in 2011. There was no arrangement or understanding pursuant to which Mr. Lönner was selected as a director.
Pursuant to the Company’s standard policy regarding non-employee director compensation, Mr. Lönner is entitled to receive a grant of restricted stock units on the date of each annual meeting equal to the lesser of: (a) $120,000 divided by the per share fair market value on the date of grant, or (b) the economic value of options to purchase 25,000 shares of stock (as calculated using the Black-Scholes option pricing method), assuming a strike price equal to the per share fair market value on the date of grant. In addition, the Company has agreed to pay Mr. Lönner for his service as a Board member an annual retainer of $30,000, a per meeting fee of $1,500 for meetings attended in person and $750 for meetings attended by telephone. Mr. Lönner will also be entitled to receive payments that the Company’s other non-employee directors are entitled to receive under the Company’s existing policies regarding compensation of its directors.
The Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL
Date: January 8, 2009	By:	/s/ Steve T. Min
Steve T. Min
Executive Vice President, General Counsel

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